Exhibit O

Stratford Capital Partners And Retail & Restaurant Growth Capital Deliver Requisite Consents To Remove And Replace Five Members Of The Board Of Directors Of Teletouch Communications

Look Forward to Working with Remaining Members of the Board and Management in Orderly Transition of the Board and in Maximizing Value for Stockholders

DALLAS, March 22, 2013 /PRNewswire/ — Stratford Capital Partners, L.P. and Retail & Restaurant Growth Capital, L.P. (together, “Stratford/RRGC”), today announced that they had delivered the requisite number of written consents from the stockholders of Teletouch Communications, Inc., (OTC BB: TLLE) to remove Clifford E. McFarland, Henry Y. L. Toh, Marshall G. Webb, Terry K. Dorsey, Ph.D. and Ronald L. Latta, Jr. from the Board of Directors and to elect Stratford/RRGC nominees Joseph L. Harberg, Raymond C. Hemmig, Scott M. Kleberg, David W. Knickel and Charles Daniel Yost to fill the resulting vacancies.

Stratford/RRGC delivered consents from stockholders representing more than two-thirds of TLLE’s outstanding shares to remove directors Clifford E. McFarland, Henry Y. L. Toh, Marshall G. Webb, Terry K. Dorsey, Ph.D. and Ronald L. Latta, Jr. and to fill the resulting vacancies with Joseph L. Harberg, Raymond C. Hemmig, Scott M. Kleberg, David W. Knickel and Charles Daniel Yost. All proposals approved by the stockholders took effect upon Stratford/RRGC’s delivery of the consents to the Company on March 22, 2013.

Raymond C. Hemmig, Chairman and CEO of Retail & Restaurant Growth Management, Inc. and new member of the Board, stated “We greatly appreciate the efforts of the outgoing members of the Board of TLLE and thank them for their dedicated service. As new directors, each one of us is committed to representing the best interests of all stockholders. We look forward to working with Robert McMurrey and Kip Hyde and all of the members of the TLLE management team in the orderly transition of the Board and in the ongoing work of maximizing value for all stockholders.”

CONTACT:

Retail & Restaurant Growth Capital, L.P.

Raymond C. Hemmig, (214)-291-2903

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